Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-138850, 333-155551, 333-190777, 333-228047, 333-258280) on Form S-8 of our reports dated February 25, 2025, with respect to the consolidated financial statements of KBR, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 25, 2025